CALDOLOR® NOW FDA APPROVED
FOR TREATMENT OF FEVER & PAIN IN INFANTS

Caldolor® is the only injectable non-opioid approved for treating pain in infants

NASHVILLE, TN (Monday, May 15, 2023) – Cumberland Pharmaceuticals Inc. (NASDAQ: CPIX),
a specialty pharmaceutical company, today announced that the U.S. Food and Drug Administration (FDA) has approved expanded labeling for Caldolor®, an intravenously delivered formulation of ibuprofen, to now include use in infants. The non-narcotic agent may now be administered for the treatment of pain and fever in patients three months to six months of age.
The newly FDA-approved label includes information regarding the product’s indications and usage, appropriate patient populations, clinical study results, potential side effects, patient safety details, and instructions for use in these young children.
To support this expanded use of Caldolor, Cumberland sponsored a multi-center study in 21 hospitalized infants. All but one patient was treated with a single dose of the product.
The safety and efficacy of Caldolor has now been established for the treatment of pain and fever in pediatric patients aged 3 months and older. Use of Caldolor for these indications is supported by evidence from one adequate and controlled open label study in infants, along with additional safety data from four studies in 164 pediatric patients, supportive pediatric data from other approved ibuprofen products, and evidence from adequate and well-controlled studies in adults.
Importantly with this newly approved labeling, Caldolor is the only non-opioid product approved to treat pain in infants that is delivered through injection. Ketorolac and meloxicam are not approved for use in children, as the safety and efficacy of those drugs have not been established for pediatric patients. Acetaminophen injection is not approved for treating pain in children less than 2 years of age, as the safety and efficacy of that drug has not been established for treating pain in those pediatric patients.
“We are delighted to provide Caldolor for these youngest of patients,” said A.J. Kazimi, chief executive officer of Cumberland Pharmaceuticals. “We believe that this approval for the product’s use in infants speaks to Caldolor’s favorable safety profile for use in a growing number of patient populations.”
Cumberland previously announced FDA approval for use in pre-operative administration. The non-narcotic pain reliever may be administered just prior to surgery, which enables patients to wake up from their procedures in significantly less pain. Caldolor presents a potentially safer alternative to opioids for controlling pain, as the FDA has recently required new safety warnings on the use of opioids.
In addition, the Company recently reported that it expects Caldolor will be eligible for special Medicare reimbursement under the Non-Opioids Prevent Addiction in the Nation Act (the “NOPAIN Act”), which was enacted as part of the Consolidated Appropriations Act of 2023.